Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF JUNE 7, 2005

TO THE

INDENTURE

DATED AS OF DECEMBER 8, 2003

BETWEEN

CONCORD COMMUNICATIONS, INC.,
as Issuer,

AND

WILMINGTON TRUST COMPANY,
as Trustee

3.0% Convertible Senior Notes due 2023

FIRST SUPPLEMENTAL INDENTURE dated as of June 7, 2005 (this “First Supplement”) to the INDENTURE dated as of December 8, 2003 (such Indenture, as so supplemented and as the same may be further amended, supplemented or otherwise modified from time to time, the “Indenture”), between Concord Communications, Inc., a Massachusetts corporation, as Issuer (the “Company”), and Wilmington Trust Company, a Delaware banking corporation, as Trustee (the “Trustee”) for the 3.0% Convertible Senior Notes due 2023 (the “Notes”).  All capitalized terms used herein which are not otherwise specifically defined herein shall have the respective meaning as ascribed thereto in the Indenture.

W I T N E S S E T H :

WHEREAS, the parties have heretofore executed and delivered the Indenture providing for the issuance of the Notes;

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 7, 2005, by and among the Company, Computer Associates International, Inc., a Delaware corporation (“Computer Associates”), and Minuteman Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Computer Associates (“Merger Sub”), which Merger Agreement was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Concord with the Securities and Exchange Commission on April 7, 2005, Merger Sub is merging with and into the Company, with the Company as the surviving corporation (the “Merger”);

WHEREAS, pursuant to Section 12.4 of the Indenture, the Company and the Trustee are required to enter into a supplemental indenture as a result of the Merger;

WHEREAS, pursuant to Section 11.1(c) of the Indenture, the Company and the Trustee may amend the Indenture without the consent of any Holder to provide for conversion rights of Holders of the Notes upon the occurrence of the Merger; and

WHEREAS, the Board of Directors of the Company has authorized the execution and delivery of this First Supplement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE I
AMENDMENTS

SECTION 1.1  Conversion Right.  The Indenture is hereby amended to provide that, subject to and from and after the effective time of the Merger, the Notes shall cease to be convertible into the right to receive Common Stock and shall instead be convertible solely into the right to receive from the Company that amount of Merger Consideration (as defined below) that a converting Holder of Notes would have been entitled to receive upon the Merger had such Notes been converted into Common Stock immediately prior to the Merger, without interest thereon.

SECTION 1.2  Merger Consideration.

(a)        Pursuant to the Merger Agreement: (i) each share of Common Stock (other than shares owned by the Company as treasury stock or owned by Computer Associates or Merger Sub, which will be cancelled in accordance with the terms of the Merger Agreement, and Dissenting Shares (as defined in the Merger Agreement)) issued and outstanding immediately prior to the Merger shall be automatically converted into the right to receive $17.00 in cash per share, without interest (the “Merger Consideration”); and (ii) upon the Merger, all such shares of Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right (other than in respect of Dissenting Shares) to receive the Merger Consideration upon the surrender of such certificate in accordance with Merger Agreement, without interest;

(b)        In the event that the Company changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding prior to the Merger as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted in conjunction with all applicable adjustments set forth in Article XII of the Indenture.

ARTICLE II
MISCELLANEOUS

SECTION 2.1  The Indenture.  Except as amended by this First Supplement, the Indenture shall remain in full force and effect in accordance with its terms.  This First Supplement shall be deemed to be part of the Indenture.

SECTION 2.2  Governing Law.  This Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 2.3  Legal, Valid and Binding Obligation.  Each party hereto hereby represents and warrants that this First Supplement is a legal, valid and binding obligation of such party and is enforceable against such party in accordance with its terms.

SECTION 2.4  References to Supplemental Indenture.  Whenever in any certificate, letter, notice or other instrument reference is made to the Indenture, such reference without more shall include reference to this First Supplement.

SECTION 2.5  Multiple Originals.  All parties may sign any number of copies of this First Supplement.  Each signed copy shall be an original, but all of them together shall represent the same agreement.

SECTION 2.6  Severability.  In case any one or more of the provisions in this First Supplement shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the

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remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 2.7  Effects of Headings.  The headings in the sections in this First Supplement are for convenience only.  Said headings shall not be deemed to be part of this First Supplement or affect the construction hereof and in no way define, limit, extend or describe the scope or intent of the provisions herein.

SECTION 2.8  Trustee Disclaimer.  In addition to and without limitation of the provisions of Article I, the Trustee accepts the amendment of the Indenture effectuated by this First Supplement and agrees to perform the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as amended by this First Supplement, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals and statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this First Supplement or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by corporate action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, or any consent obtained, and the Trustee makes no representation with respect to such matters.

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IN WITNESS WHEREOF this First Supplement has been executed by duly authorized representatives of the parties hereto as of the day, month, and year first above written.

Company:

CONCORD COMMUNICATIONS, INC.,
As Issuer

By:	/s/ John Blaeser
Name:	John Blaeser
Title:	Chief Executive Officer

Trustee:

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Mary C. St. Amand
Name:	Mary C. St. Amand
Title:	Assistant Vice President

[Signature page to Supplemental Indenture]